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                                                                Exhibit 1.1

                  [KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

April 17, 1997



Mr. Harry P. Doherty
Chairman
Staten Island Savings Bank
15 Beach Street
Stapleton, New York 10304

Dear Mr. Doherty:

This proposal is in connection with Staten Island Savings Bank's (the "Bank") intention to convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription Offering and then in a Community Offering.

Keefe, Bruyette & Woods, Inc. (KBW) will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Conversion. This letter sets forth selected terms and conditions of our engagement.

1. Advisory/Conversion Services. As the Bank's and Company's financial advisor and marketing agent, KBW will provide the Bank and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. KBW will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. KBW will assist in providing of conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

KBW shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the client with a focus on identifying factors which impact the valuation of an equity security and provide the appropriate recommendations for the betterment of the equity valuation.

Additionally, post-conversion financial advisory services will be provided for a one-year period, at no additional fee, including advice on shareholder relations, NASDAQ listing, dividend policy,

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Mr. Harry P. Doherty
April 17, 1997
Page 2 of 6

stock repurchase strategy and communication with market makers. KBW will also render general advice on mergers and acquisitions. However, should discussions commence for a specific acquisition transaction by the Bank, KBW's financial advisory relationship with respect to the specific transaction will terminate. If the Bank wishes to have KBW initiate, negotiate, and/or process the specific transaction, an appropriate fee will be negotiated at that time. Prior to the closing of the offering, KBW shall furnish to client a post-conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by KBW as the Bank's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

2. Preparation of Offering Documents. The Bank, the Company and their counsel will draft the Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion. KBW will attend meetings to review these documents and advise you on their form and content. KBW and their counsel will draft appropriate Agency Agreement and related documents as well as marketing materials other than the Prospectus.

3. Due Diligence Review. Prior to filing the Registration Statement, Application for Conversion or any offering or other documents naming KBW as the Bank's and the Company's financial advisor and marketing agent, KBW and their representatives will undertake substantial investigations to learn about the Bank's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably request, and will permit KBW to discuss personnel and the operations and prospects of the Bank with management. KBW will treat all material non-public information as confidential. The Bank acknowledges that KBW will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter of intent to serve as the Bank's and the Company's financial advisor and marketing agent.

4. Regulatory Filings. The Bank and/or the Company will cause appropriate offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), and such state securities commissioners as may be determined by the Bank.

5. Agency Agreement. The specific terms of the conversion services, conversion offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between KBW and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD and such state securities commissioners and other regulatory agencies as required by applicable law.

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Mr. Harry P. Doherty
April 17, 1997
Page 3 of 6


6. Representations, Warranties and Covenants. The Agency Agreement will provide for customary representations, warranties and covenants by the Bank and KBW, and for the Company to indemnify KBW and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for KBW to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

     Since KBW will be acting on your behalf in connection with the Offerings, the Bank agrees to indemnify and hold KBW, its affliates, directors, officers, agents and employees, and each other person, if any, controlling KBW, or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934, harmless from and against any losses, claims, damages, expenses (including reasonable counsel fees), or liabilities and will further promptly reimburse such persons for any legal or other expenses reasonably incurred in investigating, preparing to defend or defending against any such action, proceeding or claim (whether commenced or threatened) arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated in or necessary to make not misleading any statements contained in the proxy statement used with respect to the meeting at which the Conversion is approved, any Prospectus used in the Offerings or any amendment or supplement thereof (each, a "Document") unless such untrue statement or alleged untrue statement or omission or alleged omission was made in or omitted from any Document in reliance upon and in conformity with written information furnished to the Association by or on behalf of KBW relating to KBW expressly for use therein. KBW agrees to indemnify and hold harmless the Association and its affiliates, directors, officers, agents and employees and each person, if any, controlling any such person within the meaning of Section 15 of the Securities Exchange Act of 1934 to the same extent as the foregoing indemnity from the Bank to KBW but only with respect to information relating to KBW furnished to the Bank in writing by it, or on its behalf, expressly for use in the Documents.


7. Fees. For the services hereunder, the Bank and/or Company shall pay the following fees to KBW at closing unless stated otherwise:

     (a) A Management Fee of $50,000 payable in four consecutive monthly installments of $12,500 commencing with the signing of this letter. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.


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Mr. Harry P. Doherty
April 17, 1997
Page 4 of 6

     (b) A Success Fee of 1.15% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering minus the amounts previously paid to KBW pursuant to sub-paragraph (a) above and excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees or by any charitable foundation established by the Bank.

     (c) If any shares of the Company's stock remain available after the subscription offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. KBW will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. KBW will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer. THE DECISION TO UTILIZE SELECTED BROKER-DEALERS WILL BE MADE BY THE BANK upon consultation with KBW. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(b).

8. Expenses. The Bank will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, conversion agent, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work.

The Bank will also reimburse KBW for travel and accommodation expenses of its personnel used in staffing the Conversion Center. KBW shall be reimbursed for the reasonable fees and expenses of their Counsel. The selection of such counsel will be done by KBW, with the approval of the Bank.

9. Conditions. KBW's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in KBW's opinion, which opinion shall have been formed in good faith by KBW after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other

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Mr. Harry P. Doherty
April 17, 1997
Page 5 of 6

information in the disclosure documents and a determination by KBW, in their sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no market conditions at the time of offering which in KBW's opinion make the sale of the shares by the Company inadvisable.

10. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified hereunder and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by KBW.

11. Definitive Agreement. This letter reflects KBW's present intention of proceeding to work with the Bank on its proposed Conversion. It does not create a binding obligation on the part of the Bank, the Company or KBW except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7(a) and 7(b) and the assumption of expenses as set forth in Section 8, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.
You further acknowledge that any report or analysis rendered by KBW pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

Such agreement shall be in form and content satisfactory to KBW and the Bank, as well as their respective counsel, shall contain standard indemnification provisions consistent herewith, and KBW's obligations hereunder shall be subject to, among other things, there being, in KBW's opinion, which shall have been formed in good faith by KBW after reasonable determination and consideration of all relevant factors: (1) satisfactory disclosure of all relevant financial information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures, (2) no material adverse change in the condition or operations of the Bank subsequent to the performance of due diligence, (3) no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable, and (4) agreement that the price established by the independent appraiser is reasonable and equitable in the then prevailing market conditions.

KBW acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering Prospectus and related offering materials filed as part of a Registration Statement to be declared effective in connection with the offering. Accordingly, KBW agrees that in connection with the Offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

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Mr. Harry P. Doherty
April 17, 1997
Page 6 of 6

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC,

By:                                           /s/ MICHAEL IANNACCONE
   -------------------------------            -------------------------------
        Robert M. Adams                               Michael Iannaccone
        Director of New Business Development          Senior Vice President

STATEN ISLAND SAVINGS BANK


By: /s/ HARRY P. DOHERTY                      APRIL 17, 1997
   -------------------------------            -------------------------------
        HARRY P. DOHERTY                      Date
        Chairman

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Conversion Offering Enhancement Services- Continued

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.


Aftermarket Support Services

Keefe, Bruyette & Woods will make a market and provide on-going research to the Company. In addition, KBW will use its best efforts to secure another market maker.

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                                   EXHIBIT A

                          CONVERSION SERVICES PROPOSAL
                         TO STATEN ISLAND SAVINGS BANK



KBW provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Bank.

General Services

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

Conversion Offering Enhancement Services

Establish and manage Conversion Center at the Bank. Conversion Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign KBW's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Conversion Center, meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.